                                                      Exhibit 2.1


                    STOCK PURCHASE AGREEMENT


      THIS  STOCK PURCHASE AGREEMENT is made effective  September
10, 1998, between COGENERATION CORPORATION OF AMERICA or its designee ("Purchaser") and MID-CONTINENT POWER COMPANY, L.L.C., a
Delaware limited liability company ("Seller").

                      W I T N E S S E T H :

     WHEREAS, Seller owns all of the issued and outstanding stock
(the "Shares") of Oklahoma Loan Acquisition Corporation ("OLAC");
and

     WHEREAS, Oklahoma Gas and Electric Company ("OG&E") and Mid-Continent Power Company, Inc. ("MCPC") entered into a certain Power Sales Agreement dated July 7, 1987 (the "OG&E Contract"), which provides, among other things, for monthly fixed capacity payments by OG&E of $641,666.66 per month commencing January 1998 (the "Fixed Monthly Capacity Payments"); and

     WHEREAS, pursuant to a Second Amended Plan of Reorganization (the "Plan") filed in the Bankruptcy Case of MCPC pending in the United States Bankruptcy Court for the Northern District of Oklahoma under the style: In re Mid-Continent Power Company, Inc., an Oklahoma corporation, Case No. 97-02803-R (the "Bankruptcy Case"), and the Order Confirming Debtor's Plan of Reorganization entered on October 24, 1997 (the "Order"), MCPC has transferred to OLAC MCPC's co-generation plant located in the Mid-America Industrial Park, Pryor, Oklahoma, and all of MCPC's real property, improvements, buildings, fixtures, equipment, supplies, proceeds and all other assets of MCPC (collectively, the "Plant"); and

      WHEREAS, the OG&E Contract was assumed by MCPC in the Bankruptcy Case and was assigned to OLAC pursuant to the Plan and the Order; and

      WHEREAS, Purchaser desires to purchase from Seller all of the Shares subject to the terms and conditions of this Agreement;

     NOW THEREFORE, in consideration of the recitals, Ten Dollars
($10.00) and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed as follows:

1. Purchase of Shares. Subject to the terms and conditions contained in this Agreement, Seller agrees to sell, transfer and deliver or cause to be delivered the Shares to Purchaser for a total purchase price of Twenty-Five Million Three Hundred Fifty Thousand and no/100 Dollars ($25,350,000.00) (the "Purchase Price") payable as follows:

     1. 1      Earnest Money Deposit.  Contemporaneously with the
     execution hereof, the Purchaser shall deliver to Seller a $2,500,000.00 earnest money deposit in current funds (the "Earnest Money Deposit") to be applied to the Purchase Price on the Closing Date

     (as hereafter defined), unless otherwise applied pursuant to the provisions hereof if closing does not occur.

     1. 2      Cash.  At Closing, Purchaser shall deliver to Seller
     current funds in an amount equal to (a) Twenty-Two Million Eight Hundred Fifty Thousand Dollars ($22,850,000.00) minus (b) an amount equal to $130,000.00 per month from December 31,1997 until the Closing Date up to a maximum of $780,000.00, prorated for partial months (the "Purchase Price Rebate"), provided that the Purchase Price Rebate will apply only if all Fixed Monthly Capacity Payments have been paid in full when due on or before the Closing Date, plus (c) OLAC's accrued but uncollected accounts receivable as of the Closing Date excluding only (i) accounts receivable which are more than 90 days past due, including but not limited to the approximate $2,700,000.00 account receivable owing by Georgia Pacific, (ii) all receivables from affiliated parties and (iii) bad debts on the books of OLAC as of the Closing Date, plus (d) the amount of any cash or cash equivalents held by OLAC on the Closing Date but only to the extent, if any, such cash and cash equivalents exceed the Net Reserves as determined in accordance with Section 3.7 hereof, plus (e) the amount of any deposits or prepayments made by OLAC to any of its creditors or vendors in the ordinary course of business, minus (f) OLAC's accrued but unpaid accounts payable as of the Closing Date. In addition, an adjustment will be made to the Purchase Price at Closing to pro rate real estate taxes, and water and sewer services, and as provided in Section 3.7.

2. Representations and Warranties of Seller. Seller represents and warrants to Purchaser as follows as of the date of execution of this Agreement (the "Effective Date") and as of the Closing Date, each of which representations and warranties shall survive the Closing Date for one year at which time all such representations and warranties will terminate, except for the representations and warranties contained in Section 2.4 hereof which shall survive the Closing forever; and Seller will indemnify and hold Purchaser harmless from any loss including reasonable attorneys fees arising from a breach of any of the following representations and warranties if Purchaser asserts a claim in writing for such breach within such one year period of time (except with respect to a claim in writing for a breach of
Section 2.4 which can be asserted at any time after Closing without time restriction) but only if such claim is ultimately established as a valid claim by a court of competent jurisdiction:

     2.1 Organization, Standing and Qualification of OLAC. OLAC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and qualified as a foreign corporation in the State of Oklahoma; it has all requisite power and authority and is entitled to carry on its business as it is now being conducted and as proposed to be conducted after the effective date of the Plan and to own, lease or operate its properties as and in the places where such business is now conducted and as proposed to be conducted after the effective date of the Plan; and OLAC is not required to be qualified, licensed or domesticated as a foreign corporation in any other jurisdiction.

     2.2 Organization, Standing and Qualification of Seller. Seller is a limited liability company in good standing under the laws of the State of Delaware; it has all requisite power and authority and is entitled to carry on its business as it is now being conducted and to own, lease or operate its properties as and in the places

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          where  such  business is now conducted. By the  Closing
          Date, Seller will be qualified to do business as a limited liability company in the State of Oklahoma and
          is   not   required  to  be  qualified,   licensed   or
          domesticated as a foreign limited liability company in any other jurisdiction.

     2.3 Execution, Delivery and Performance of Agreement; Authority. Assuming the filings required under the Hart-Scott-Rodino Act are timely made and the conditions set forth in subsections 9.5, 10.5, 10.6 and 10.7 are satisfied, neither the execution, delivery nor performance of this Agreement by Seller, with or without the giving of notice or the passage of time, or both, conflicts with, results in a default, right to accelerate or loss of rights under, or results in the creation of any lien, charge or encumbrance pursuant to, any provision of the formation documents of Seller or OLAC or any franchise, mortgage, deed of trust, lease, license, easement, agreement, understanding, law, rule or regulation or other order, judgment or decree to which Seller or OLAC is a party or by which Seller or OLAC or their respective properties may be bound or affected. Seller has the necessary corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement, and this Agreement constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms except to the extent that enforcement thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of the rights of creditors or the application of general principles of equity.

     2.4 Capitalization of OLAC. The aggregate number of shares which OLAC is authorized to issue is 1,000 common shares, of which 1,000 are issued and presently outstanding, and all of which are held by Seller, free and clear of any liens and encumbrances.

     2.5 "Qualifying Facility" Status . As of the effective date of the Plan and through the Closing Date, the Plant will be a "qualifying facility" under the Public Utility Regulatory Policies Act ("PURPA").

     2.6  DISCLAIMER.   SELLER  DISCLAIMS  ANY,  AND  MAKES   NO,
          REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE OR OTHERWISE, AS TO THE FOLLOWING:

                      (a)    (I)   THE   QUALITY,  CONDITION   OR
               OPERABILITY OF ANY REAL OR PERSONAL PROPERTY OR EQUIPMENT AT THE PLANT, OR (II) ITS
               MERCHANTABILITY, OR (III) ITS FITNESS FOR ANY PARTICULAR PURPOSE OR (IV) ITS CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, AND ALL PERSONAL PROPERTY AND EQUIPMENT AT THE PLANT IS DELIVERED "AS IS, WHERE IS" IN THE CONDITION IN WHICH THE SAME EXISTS;

                    (b)  THE ENVIRONMENTAL CONDITION OF THE
               PLANT; OR

                     (c)   THE STATUS, VALIDITY OR ENFORCEABILITY
               OF THE OG&E CONTRACT.

     2.7 Liabilities of OLAC. Except for (a) certain indebtedness owing to NRG Energy, Inc. ("NRG") by OLAC, and (b) certain contractual obligations reflected on Exhibit "A" hereto attached as a part hereof, as of the date hereof, OLAC has no liabilities of any nature, including contingent liabilities, owing to any other party.

     2.8 Seller has not been and is not a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended ("PUHCA"). Seller is a "subsidiary company" of a "holding company" within the meaning of PUHCA, which holding company is exempt from registration and from any obligation, duty or liability under PUHCA as a "holding company" within the meaning of PUHCA.

     2.9  Tax Basis.   The adjusted basis of the Plant for federal
          income tax purposes shall be at least $15,000.000.

3.   Covenants  of  Seller.   Seller agrees  with  Purchaser  as
follows:

     3.1  [intentionally omitted]

     3.2 Until the Closing Date, Seller will cause OLAC to own and operate the Plant, and from the date hereof until the Closing Date Seller will not permit OLAC to enter into any contracts other than contracts that (a) are approved by Purchaser, (b) involve purchases of natural gas or electricity transmission services for the Plant for a period less than or equal to six months, or (c) have a financial impact on OLAC of less than $25,000 with respect to any single contract.

     3.3 Seller will not permit OLAC to authorize or issue any additional OLAC securities prior to the Closing Date, and Seller shall not encumber the Shares.

     3.4 From the date hereof through the Closing Date, Seller shall cause OLAC to operate the Plant only in the ordinary course of business and neither Seller nor OLAC will take any action inconsistent with this Agreement or with the consummation of the Closing. Without limiting the generality of the foregoing, except as specifically contemplated by this Agreement or consented to in writing by Purchaser, Seller will not permit OLAC to:

          (a) sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any of the assets of OLAC, or any interests therein, except in the ordinary course of business;

          (b) merge or consolidate with, or acquire (except in the ordinary course) any of the assets of, any other corporation, business or person;

          (c) fail to maintain adequate insurance at the same levels as in effect as of the effective date of the Plan or as required by the OG&E Contract;

          (d) except for any violations of law in effect with respect to the ownership and operation of the Plant as of the date of the transfer of the Plant to OLAC, fail to comply with any applicable laws or maintain all required governmental permits; which failure could reasonably be expected to have a material adverse effect on the Plant or the operations of OLAC;

          (e) fail to maintain its assets in substantially their current state of repair, excepting normal wear and tear;

          (f)  make any loans or advances;

          (g) do any other act which would cause any representation or warranty of Seller in this Agreement to be or become untrue in any material respect;

          (h) except for the Mid-Continent Power Company, Inc, 401K Retirement Plan, maintain an Employee Pension Benefit Plan or an Employee Welfare Benefit Plan (as each is defined under the Employee Retirement Income Security Act of 1974, as amended);

          (i) enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder; or

          (j) except as permitted in Section 3.2 hereof, incur any liabilities of any nature whatsoever, including contingent liabilities, that in the aggregate exceed or may exceed $50,000.

     3.5 As promptly as possible after the Effective Date, Seller will make or cause to be made all filings required to be made by Seller or OLAC in order to consummate this Agreement, including all filings under the Hart-Scott-Rodino Act. Between the Effective Date and the Closing Date, Seller will (a) cooperate with Purchaser with respect to all filings that Purchaser elects to make or is required to make in connection with this Agreement, and (b) cooperate with Purchaser in obtaining all consents necessary to consummate this Agreement.

     3.6 Between the Effective Date and the Closing Date Seller will use commercially reasonable efforts to cause the conditions in Sections 9 and 10 to be satisfied.

     3.7 Between the Effective Date and the Closing Date, Seller shall cause OLAC to perform all normal and scheduled maintenance per industry standards on the Plant's equipment. With respect to expenses for all third party parts, labor and equipment for the regularly scheduled GE Frame 6 outage (the "Outage Expenses"), Seller will cause OLAC to maintain an overhaul reserve of $50,000.00 per month (with a maximum amount of $300,000.00) and an additional overhaul reserve of $21,667.00 per month until the Closing Date (the

          "Reserves"), provided that the amount of such reserves will be reduced by all actual documented Outage Expenses paid by OLAC or MCPC on or before the Closing Date (the "OLAC Expenses") (the Reserves less the OLAC Expenses are referred to herein as the "Net Reserves"). To the extent OLAC does not have the Net Reserves in cash or cash equivalents on the Closing Date, such deficiency will be reduced from the Purchase Price.

     3.8 Between the Effective Date and the Closing Date, Seller shall cause OLAC to enter into agreements with Aquila Power Corporation ("APC") and Aquila Energy Marketing Corporation ("AEMC") for certain electricity transmission and natural gas procurement services.

     3.9  [intentionally omitted]

     3.10 [intentionally omitted]

     3.11 Seller shall be liable for and shall pay, and hereby indemnifies Purchaser for, all taxes, including penalties and interest with respect thereto, of OLAC (including, but not limited to, any amounts due from OLAC under any tax sharing or similar agreement or any liability arising under Treasury Regulation 1.1502-6), whenever assessed, that are attributable to all taxable years or periods ending on or before the Closing Date and, with respect to any taxable years or periods that begin before the Closing and end after the Closing, the portion of such taxable years or periods ending at the Closing. Seller shall prepare or cause to be prepared in a manner consistent with past custom and practice (unless otherwise required to comply with applicable law) and timely file or cause to be filed with the appropriate taxing authorities all tax returns of OLAC required to be filed for all taxable years or periods ending on or before the Closing Date. Seller shall permit Purchaser to review and comment upon each such tax return described in the preceding sentence (including any amended tax returns) prior to filing. Purchaser shall prepare or cause to be prepared in a manner consistent with Seller's past custom and practice (unless otherwise required to comply with applicable law) and timely file or cause to be filed with the appropriate taxing authorities all tax returns of OLAC required to be filed for all taxable years or periods which begin prior to the Closing Date and end after the Closing Date. Purchaser shall permit Seller to review and comment upon each such tax return described in the preceding sentence (including any amended returns) prior to filing. Purchaser shall not file any amended return for OLAC for a period ending on or prior to the Closing Date without the prior consent and approval of Seller, which consent and approval will not be unreasonably withheld. Notwithstanding anything contained in this Agreement to the contrary, claims for indemnification relating to taxes may be made by Purchaser until 90 days after the expiration of the applicable statute of limitations for any third party to bring any claim related to taxes against OLAC.

4. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as follows as of the Effective Date, each of which representations and warranties shall survive the Closing Date for one year at which time all such representations and warranties will terminate; and Purchaser will indemnify and hold Seller harmless from any loss arising from a breach of any of the following representations and warranties if Seller asserts a claim in writing for such breach within such one year period of time but only if such claim is ultimately
established   as   a  valid  claim  by  a  court   of   competent
jurisdiction:

     4.1  Organization, Standing and Qualification of  Purchaser.
          Purchaser is a corporation in good standing under the laws of the State of Delaware; Purchaser has all requisite power and authority and is entitled to carry on its business as it is now being conducted and to own, lease or operate its properties as and in the places where such business is now conducted.

     4.2 Execution, Delivery and Performance of Agreement; Authority. Assuming the filings required under the Hart-Scott-Rodino Act are timely made and the conditions set forth in subsections 9.5, 10.5, 10.6 and 10.7 are satisfied, neither the execution, delivery nor performance of this Agreement by Purchaser, with or without the giving of notice or the passage of time, or both, conflicts with, results in a default, right to accelerate or loss of rights under, or results in the creation of any lien, charge or encumbrance pursuant to, any provision of the Articles of Incorporation or Bylaws of Purchaser or any franchise, mortgage, deed of trust, lease, license, easement, agreement, understanding, law, rule or regulation or any order, judgment or decree to which Purchaser is a party or by which Purchaser or its properties may be bound or affected. Purchaser has the necessary corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement, and this Agreement constitutes a valid and binding obligation of Purchaser, enforceable in accordance with its terms except to the extent that enforcement thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of the rights of creditors and the application of general principles of equity.

     4.3 No regulatory approvals for the transaction contemplated hereby are required other than the expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Act.

     4.4 Purchaser represents and warrants that it is acquiring the Shares hereunder for its own account for investment purposes only, and not with a view to, or for sale or other disposition in connection with, any distribution thereof, nor with any present intention of selling or otherwise disposing of the same. Purchaser represents, warrants and acknowledges that it is an Accredited Investor (as that term is defined in Rule 501 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act")). Purchaser acknowledges that the sale of Shares to it is not being registered under the Securities Act or under the securities or blue sky laws of any state or foreign jurisdiction; that such Shares must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities or blue sky laws, or unless an exemption from registration is available thereunder.

     4.5  [intentionally omitted]

     4.6  [intentionally omitted]

     4.7 Purchaser has the present intent to own and operate the Plant after the Closing Date as an ongoing business.

5. Purchaser's Covenants. Purchaser agrees with Seller as follows:

     5.1  [intentionally omitted]

     5.2  [intentionally omitted]

     5.3 Purchaser shall indemnify and hold Seller and all of Seller's employees, agents, attorneys, consultants and representatives and all of their heirs, personal representatives, successors and assigns harmless from all loss, liability, claims, damages, costs and expenses (collectively referred to herein as "Losses") arising from events occurring after the Closing Date in connection with any and all contracts which (a) were assumed by MCPC in the Bankruptcy Case and assigned to OLAC pursuant to the Plan and the Order, (b) were entered into by OLAC in accordance with Section 3.2 or otherwise with the consent of Purchaser, or
          (c) are set forth in Exhibit "A" hereto; provided, however, that the foregoing indemnity shall not apply to Losses arising as a result of a breach by Seller of any representation, warranty or covenant contained herein.

     5.4 As promptly as possible after the Effective Date, Purchaser will make all filings required to be made by it or any of its affiliates in order to consummate this Agreement, including all filings under the Hart-Scott-Rodino Act and all filings necessary to obtain the other approvals described in Section 4.3. Between the Effective Date and the Closing Date, Purchaser will (a) cooperate with Seller with respect to all filings that Seller elects to make or is required to make in connection with this Agreement, and (b) cooperate with Seller in obtaining all consents necessary to consummate this Agreement.

     5.5 Between the Effective Date and the Closing Date Purchaser will use commercially reasonable efforts to cause the conditions in Section 9 and 10 to be satisfied.

     5.6  [intentionally omitted]

6. Riley Agreements. The Seller will exercise reasonable commercial efforts to terminate or cause the termination of the Employment Agreement dated September 26, 1996 between William R. Riley and MCPC (the "Employment Agreement") and the Restructuring Agreement between OLAC and William R. Riley dated September 26, 1996 (the "Restructuring Agreement"). If the Seller is unable to cause the termination of the Restructuring Agreement on or before the Closing Date, Seller will indemnify Purchaser and OLAC from all liability, loss, claims, damages and expenses arising out of the Restructuring Agreement. If Seller is unable to cause the termination of the Employment Agreement on or before the Closing Date, Purchaser agrees to cause OLAC to perform its obligations under the Employment Agreement, and Seller will indemnify and hold Purchaser harmless for all salary and incentive payments duly made by

Purchaser or OLAC to William R. Riley in accordance with the terms of the Employment Agreement; provided that Seller will not indemnify and hold Purchaser harmless from (i) any amounts payable under Section 13(v) of the Employment Agreement, except to the extent such amounts are attributable to the October 1, 1997 Process Steam Sales Agreement with G-P Gypsum Corporation; or (ii) any amounts payable under Section 13(vi) of the Employment Agreement on account of any increases in the Plant's consumption of natural gas due to changes in the Plant's capacity or equipment. All payments made by Seller pursuant hereto will be based on annual certificates provided by Purchaser to Seller specifying in detail the computation of the foregoing amounts.

7. Conditions of Indemnification. With respect to any actual or potential claim, any written demand, the commencement of any action, or the occurrence of any other event which involves any matter or related series of matters (a "Claim") against which a party hereto is indemnified (the "Indemnified Party") by the other party hereto (the "Indemnifying Party") under Section 2, 3.11, 4, 5 or 6 hereof:

     7.1 Promptly after the Indemnified Party either receives written documents pertaining to the Claim, or first has actual knowledge of such Claim, the Indemnified Party shall give notice to the Indemnifying Party of such Claim in reasonable detail and stating the amount involved, if known, together with copies of any such written documents.

     7.2  If the Claim involves a Claim asserted by a third party (a
          "Third Party Claim"), then the Indemnifying Party shall at its sole cost, expense and ultimate liability regardless of the outcome, and through counsel of its choice (which counsel shall be reasonably satisfactory to the Indemnified Party), litigate, defend, settle or otherwise attempt to resolve such Third Party Claim; provided, however, that if in the Indemnified Party's reasonable judgment a conflict of interest may exist between the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim, then the Indemnified Party shall be entitled to select legal counsel of its own choosing, reasonably satisfactory to the Indemnifying Party, in which event the Indemnifying Party shall be obligated to pay the fees and expenses of such legal counsel. If the Indemnifying Party fails or refuses to provide a defense to any Third Party Claim, then the Indemnified Party shall have the right to undertake the defense, compromise or settle such Third Party Claim, through legal counsel of its choice, on behalf of and for the account and at the risk of the Indemnifying Party, and the Indemnifying Party shall be obligated to pay the costs, expenses and attorney's fees incurred by the Indemnified Party in connection with such Third Party Claim. In any event, Purchaser and Seller shall fully cooperate with each other and their respective counsel in connection with any such litigation, defense, settlement or other attempted resolution.

8. Inspection Period. Purchaser or Purchaser's designated agents and employees shall have the right, at all reasonable hours agreed to by Seller, to inspect and examine until September 14, 1998, the environmental condition of the Plant and the associated real property (the "Environmental Conditions"). Seller and OLAC will cooperate with Purchaser in connection with such inspection and examination. If Purchaser shall not be satisfied with the Environmental Conditions after such inspection and examination, then Purchaser may terminate this Agreement by giving Seller written notice on or before September 14, 1998 in which case Seller will return the Earnest Money Deposit to Purchaser. If the Seller has not received such written notification on or before September 14, 1998, the Purchaser will be deemed to be satisfied with the Environmental Conditions and to have waived the Purchaser's right to terminate this Agreement pursuant to the provisions of this paragraph 8, and all of the terms of this Agreement will remain in full force and effect. After September 10, 1998 and prior to the Closing Date, Seller will provide Purchaser with reasonable access to the Plant to the extent useful to Purchaser in connection with Purchaser's future operation of the Plant.


9. Conditions Precedent to Seller's Obligations. Unless waived by the Seller, the failure of any of the following conditions precedent to occur or be performed as of the Closing Date shall excuse performance by the Seller of the terms of this Agreement, in which case this Agreement may be terminated by the Seller and the Earnest Money Deposit will be returned to Purchaser.

     9.1 All representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, and Purchaser shall have performed and satisfied all agreements and covenants required hereby to be performed by Purchaser prior to or on the Closing Date. Purchaser shall have delivered to Seller a certificate dated the Closing Date to such effect.

     9.2 No action by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

     9.3  [intentionally omitted]

     9.4  [intentionally omitted]

     9.5 All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the parties shall have received all other authorizations, consents and approvals of governments and governmental agencies referred to in Section 4.3.

     9.6 Purchaser shall have obtained releases in favor of Seller and NRG from all obligations of Seller or NRG which are in the nature of guaranties or letters of credit for the benefit or support of OLAC, all as reflected on Exhibit "A" hereto, or Purchaser shall have made arrangements reasonably satisfactory to Seller to indemnify, defend and hold Seller harmless from such obligations.

10. Conditions Precedent to Purchaser's Obligations. Unless waived by Purchaser, the failure of any of the following conditions precedent to occur or be performed as of the Closing Date shall excuse performance by the Purchaser of the terms of this Agreement in which case this Agreement may be terminated by Purchaser and the Earnest Money Deposit will be returned to Purchaser.

     10.1 All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, and Seller shall have performed and satisfied all agreements and covenants required hereby to be performed by it prior to or on the Closing Date. Seller shall have delivered to Purchaser a certificate dated the Closing Date to such effect.

     10.2 No action by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby or which could reasonably be expected to have a material adverse effect upon the assets of OLAC if the transactions contemplated hereby are consummated.

     10.3 Between the date hereof and the Closing Date, there shall not have been any material adverse change in the mechanical equipment located at the Plant (the "Equipment"), the contractual relations or liabilities (except as agreed to by Purchaser) of OLAC, or the Environmental Conditions.

     10.4 [intentionally omitted]

     10.5 [intentionally omitted]

     10.6 [intentionally omitted]

     10.7 All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the parties shall have received all other authorizations, consents and approvals of governments and governmental agencies referred to in Section 4.3.

     10.8 OLAC shall have amended its by-laws to provide that a special meeting of the shareholders may be called by holders of 20% or more of the outstanding shares of the corporation and each director of OLAC shall have delivered to Purchaser a written resignation to be effective at Closing.

     10.9 All contracts between OLAC and NRG or Seller or any affiliates thereof shall have been terminated.

     10.10 All indebtedness owing by OLAC to Seller or NRG or any of their affiliates shall have been paid on or prior to the Closing Date.

     10.11 Until transfer of the Plant to OLAC, MCPC shall not have taken any action that had it been taken by OLAC would have been prohibited under this Agreement.

     10.12 [intentionally omitted]

     10.13 [intentionally omitted]

11. Closing. The closing of the transactions contemplated herein (the "Closing") shall take place on the third business day after all of the conditions set forth in Sections 9 and 10 are satisfied or waived or at such other time as the parties hereto may mutually determine (the "Closing Date").

     11.1 Seller's Deliveries. At the Closing Seller shall deliver to Purchaser the Shares, properly endorsed, the Certificate described in Section 10.1, the resignations described in Section 10.8, and a certificate confirming that all conditions set forth in Section 9 have either been waived or satisfied.

     11.2 Purchaser's Deliveries. At the Closing Purchaser will pay the amount set forth in Section 1.2, Purchaser shall deliver the certificate described in Section 9.1, and Purchaser shall deliver a certificate confirming that all conditions set forth in Section 10 have either been waived or satisfied.

     11.3 Dismissals.  [intentionally omitted]

     11.4 Insurance. Purchaser acknowledges and agrees that Seller shall have no obligation to maintain any insurance with respect to OLAC, the Plant or any of OLAC's assets from and after the Closing Date.

12. Remedies. If there is a material misrepresentation, a material breach of warranty or a material breach of a covenant by either of the parties hereto and if such misrepresentation or breach has not been cured within ten (10) days after written notice thereof has been given to the other party, such occurrence will constitute a default hereunder (a "Default"). The Purchaser and the Seller acknowledge and agree that if the Purchaser Defaults by virtue of a failure to close for any reason other than the failure of the conditions set forth at Sections 8 or 10 hereof (the "Closing Default"), Seller's damages would be impracticable, extremely difficult, or impossible, to determine, and the full amount of the Earnest Money Deposit represents a reasonable estimate of such damages and will be retained by the Seller as liquidated damages, and Seller will have no further remedies against Purchaser under this Agreement. If Purchaser fails to close due to the failure of any of the conditions set forth at Sections 8 or 10 of this Agreement, this Agreement may be terminated by the Seller and the Earnest Money Deposit will be returned to Purchaser. If Seller or Purchaser Defaults on or before the Closing Date (other than a Closing Default), the non-defaulting party will be entitled to exercise all remedies available at law or in equity except for specific performance in a case where specific performance would be inconsistent with a claim asserted by a third party, including but not limited to the termination rights set forth herein and at Section 12.1 hereof, provided that neither of the parties hereto will be entitled to assert a claim against a Defaulting party for any consequential or punitive damages, lost profits (other than actual damages) or loss of goodwill (other than actual damages). If Seller Defaults after the Closing Date, the Purchaser will be entitled to exercise all remedies available under law or in equity subject only to specific remedies granted hereunder for specific Defaults, provided that neither of the parties hereto will be entitled to assert a claim against a Defaulting party for any consequential or punitive damages, or lost profits (other than actual damages) or loss of goodwill (other than actual damages).

     12.1 Termination. At any time before the Closing, this Agreement may be terminated (a) by mutual consent of the parties, (b) subject to the provisions of Section 12 hereof, by either Purchaser or Seller if there has been a Default hereunder by the other party; or (c) subject to the provisions of Section 12 hereof, by either party if the Closing does not occur on or before October 15, 1998, unless extended by mutual agreement of the parties, (d) by Purchaser if any of the conditions in
          Section  10  has not been satisfied as of  the  Closing
          Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement), and Purchaser has not waived such condition on or before the Closing Date, (e) by Seller if any of the conditions in Section 9 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement), and Seller has not waived such condition on or before the Closing Date.

     12.2 Effect of Termination. Termination of this Agreement shall release each party hereto from any further obligations hereunder but shall not relieve a party from liability for the breach by such party of any of its representations, warranties, covenants or agreements contained in this Agreement, and on such termination the parties hereto will be entitled to exercise their remedies set forth at Sections 12 and 12.1 hereof.

13. Notice. Any notices required or permitted hereunder or which any party elects to give shall be in writing and delivered either personally to the other party and the other party's authorized agent set forth below (or as changed by written notice), or by depositing such notice in the United States Mail, certified, return receipt requested, postage fully prepaid, to the person at the address set forth below or to such other address as any party may later designate in writing, or by sending such notice by facsimile transmission to the fax numbers set forth below:

               To Seller:     NRG Energy, Inc.
                              1221 Nicollet Mall, Suite 700
                              Minneapolis, MN  55403-2445
                              Attention: James J. Bender
                              Fax No. (612) 373-5392


               To Purchaser:  Cogeneration Corporation of America
                              One Carlson Parkway, Suite 240
                              Minneapolis, Minnesota  55447-4454
                              Attention:  Robert T. Sherman, Jr.
                              Fax No.  (612) 745-7901

                              with a copy to:

                              Cogeneration Corporation of America
                              c/o Spyros S. Skouras, Jr.
                              Chairman - Independent Committee
                              S 3 Capital LLC
                              125 Doubling Road
                              Greenwich, CT  06830-4040
                              Fax No. (203) 661-8958

Any notice required hereunder shall be deemed delivered at such time as it is received by the party being notified if notice is by personal delivery, or three (3) days after such notice is deposited in the United States Mail if by postal delivery, or on the date a facsimile transmission is sent and confirmed as received.

14.  Miscellaneous Provisions.

     14.1 Each party hereto represents to the other that it has dealt with no finder or broker with respect to this transaction, and each party hereto agrees to indemnify the other party hereto against any claim by any third party for any brokerage commission or finders fee based on any alleged agreement between such party and such third person, whether express or implied by the actions of such party.

     14.2 This Agreement shall be binding on, and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

     14.3 This Agreement, and all Exhibits hereto, constitute the entire agreement of the parties hereto with respect to the subject matter hereof, and supersede and replace all prior representations, warranties, promises, terms, conditions, agreements, and negotiations whatsoever referring to the subject matter hereof. No modification, change or alteration of this Agreement or any of the documents in the forms appearing at the Exhibits hereto shall be of any legal force or effect whatsoever, unless in writing, signed by all the parties hereto.

     14.4 The paragraph headings herein are inserted for convenience only and shall in no way define, limit or describe the scope or intent of any provision of this Agreement.

     14.5 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original instrument, but all of which taken together will constitute only one Agreement.

     14.6 No waiver of any breach of any one of the terms, conditions, or covenants of this Agreement by any party shall be deemed to imply or constitute a waiver of any other term, condition or covenant of this Agreement. The failure of any party to insist on strict performance of any term, condition or covenant contained in this Agreement shall not be construed as a waiver of the rights of any other party thereafter to enforce any other default of a term, condition or covenant of this Agreement, nor shall such failure to insist upon strict performance be deemed sufficient grounds to enable any party hereto to forego or subvert or otherwise disregard any other term, condition or covenant of this Agreement.

     14.7 This Agreement shall be construed and interpreted in accordance with the laws of the State of Minnesota.

     14.8 Time is of the essence in connection with the performance of the terms, covenants and conditions contained in this Agreement.

15.   Assignment.   No  assignment  of  this  Agreement  will  be
permitted without the prior written consent of the other party hereto which consent will not be unreasonably withheld.

16.  [intentionally omitted]

17. Further Assurances. Purchaser and Seller agree at any time and from time to time after the Closing Date to execute and deliver such additional instruments as may be required to consummate the terms and conditions of the transaction contemplated hereby.

18. Public Announcements. Each party hereto agrees that it will not issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that such disclosure can be made without obtaining such prior consent if (i) the disclosure is required by law or by obligations imposed pursuant to any listing agreement with the New York Stock Exchange or any other national securities exchange and (ii) the party making such disclosure has first used its best efforts to consult with the other party about the form and substance of such disclosure.

     Executed this tenth day of September, 1998


                         COGENERATION CORPORATION OF AMERICA


                         By  /s/ Robert T. Sherman, Jr.
                         Robert T. Sherman, Jr.
                         President and Chief Executive Officer

                                   (the "Purchaser")


                         MID-CONTINENT POWER COMPANY, L.L.C.



                         By  /s/ Mike O'Sullivan
                         Manager



                         By  /s/ Jon T. Pomerleau
                         Jon T. Pomerleau, Manager

                                   (the "Seller")

                            EXHIBIT A

A. Power Sales Agreement.

1. Electricity Capacity and Energy Agreement dated July 7, 1987, between Oklahoma Gas and Electric Company and Mid-Continent
   Power Corporation ("MCPC").

2. Letter Agreement dated December 17, 1997, executed by Seller and CSW/PSO regarding the sale of energy.

B. Interconnection Agreement.

3. Electrical  Interconnection and Wheeling Agreement dated  July
   21, 1989, between Public Service Company of Oklahoma (""SO"" and MCPC.

C. Steam Sales Agreement.

4. Process Steam Sale Agreement dated October 1, 1997, between
   G-P Gypsum Corporation and OLAC.

5. Sale and Purchase of Thermal Energy Agreement dated July 1,
   1994, between Orchids Paper and MCPC.

6. Sale and Purchase of Thermal Energy Agreement dated May 17,
   1994, between Elf Atochem North America, Inc. and MCPC.

7. Thermal Energy Sales Agreement dated January 26, 1990, between Protein Technologies International and MCPC.

8. Sale and Purchase of Thermal Energy Agreement dated July 22,
   1994, between G.A.P. Roofing and MCPC.

9. Sale and Purchase of 50 psig Steam Agreement dated September
   24, 1984, as amended by an amendment dated 1989, between Oklahoma Ordnance Works Authority ("OOWA") and MCPC.

D.  Compressed Air Sales Agreements.

10. Contract for the Sale and Purchase of Compressed Air  dated
    September 24, 1984, as amended by amendment dated September 14, 1989, between OOWA and MCPC.

11. Letter  Agreement dated October 1, 1990, between  MCPC  and
    Gold Bond Building Products.

E.  Supply Agreements.

12. Intrastate Firm Service Agreement between OLAC and Transok,
    Inc.

13. Natural Gas Sales Agreement dated October 31, 1997, between
    Natural Gas Clearinghouse ("NGC") and Seller.

14. Base Agreement dated December 1, 1997, between Aquila Energy
    Marketing Corporation ("Aquila Energy") and Seller, and Amendment thereto dated December 1, 1997.

15. Two  Confirmation Letters dated December 1,  1997,  between
    Aquila Energy and Seller.

16. Water  Supply  Agreement dated September 24, 1984,  between
    MCPC and OOWA.

17. Agreement for the Use of Industrial Sewer System dated April
    1, 1995, between OOWA and MCPC.

18. Operations  &  Maintenance Agreement between  NRG  Oklahoma
    Operations Inc. and OLAC.

19. Confirmation letter from Aquila Energy dated August 14, 1998 regarding gas purchases from November 1, 1998, through October 31, 1999.

F.  Power Transaction Agreement.

20. Electric Power Service Agreement dated December 12, 1997, between Seller and Aquila Power Corporation ("Aquila Power").

21. Electric  and  Transmission  Service  Scheduling  and  Spot
    Natural Gas Supply Agreement dated December 29, 1997, executed by Seller, Aquila Power and Aquila Energy.

22. Power  and  Transmission Scheduling and  Spot  Natural  Gas
    Supply Agreement between OLAC and OGE Energy Resources, Inc. dated June 1, 1998.

G. Guarantees and other commitments made by NRG for the benefit of Seller or MCPC, which purchaser must either replace or indemnify NRG for upon closing.

23. Parent Guaranty Agreement dated November 19, 1997, executed by NRG in favor of NGC.

24. Guaranty Agreement dated October 28, 1997, executed by NRG in favor of Aquila Energy.

H.  Litigation Disclosures.

Oklahoma Gas and Electric Company and its parent company, OGE Energy Corp. ("OGE Energy"), have threatened litigation against Oklahoma Loan Acquisition Corporation ("OLAC"), Mid-Continent Power Company, L.L.C. ("MCPC LLC"), and NRG Energy, Inc. ("NRG"), based on allegations that, among other things, (a) MCPC is in default under the terms of a Stock Purchase Agreement dated December 31, 1997, executed by MCPC LLC and OGE Energy; and (b) the MCPC facility does not satisfy the QF ownership requirements of PURPA.

                                3